Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED EPS $1.35

ADJUSTED DILUTED EPS $1.54, +12%

2019 ADJUSTED DILUTED EPS FORECAST $5.80 TO $6.00 +10% to 14%

FOURTH QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.35, -30%.
•	Adjusted diluted EPS $1.54, +12%, excluding special gains and charges and discrete tax items.
•	Reported sales +3%. Acquisition adjusted fixed currency sales +6% with strong growth in the Industrial, Institutional and Other segments.
•

Sales gains, pricing, new product innovation, cost savings and a lower tax rate more than offset higher delivered product costs, investments in the business and unfavorable foreign exchange to drive the earnings gain.

2019 FORECAST:

•

2019 adjusted diluted EPS is forecast to be $5.80 to $6.00, +10% to 14%, as strong pricing, volume growth and cost efficiencies are expected to more than offset moderating delivered product cost increases and unfavorable foreign exchange impacts.

	Fourth Quarter Ended December 31
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2018	2017	Change	2018	2017	Change
Net sales	$ 3,760.5	$ 3,649.0	3%	$ 3,760.5	$ 3,649.0	3%
Operating income	581.9	609.2	(4)%	600.7	575.4	4%
Net income attributable to Ecolab	395.1	562.6	(30)%	449.1	405.4	11%
Diluted earnings per share	$ 1.35	$ 1.92	(30)%	$ 1.54	$ 1.38	12%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2018	2017	Change	2018	2017	Change
Net sales	$ 3,931.1	$ 3,710.8	6%	$ 3,931.1	$ 3,710.8	6%
Operating income	611.6	621.0	(2)%	630.4	587.2	7%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., February 19, 2019: New business gains, better pricing, product innovation and cost efficiencies more than offset higher delivered product costs and investments in the business, and along with a lower adjusted tax rate, yielded a 12% increase in fourth quarter 2018 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “As discussed earlier this month, we continued to show strong business momentum in the fourth quarter, with solid growth in all of our segments delivering a 6% acquisition adjusted sales increase.  Our fourth quarter adjusted operating margin also expanded, more than offsetting higher delivered product costs and unfavorable foreign exchange impacts, and along with a lower tax rate, delivered the double-digit adjusted earnings gain.  This closed out a year of strong adjusted fixed currency sales growth and four quarters of double-digit adjusted earnings per share increases in the face of very challenging delivered product cost conditions, and we are proud of our team and their achievements.

“We expect another good performance by Ecolab in 2019.  We begin the year in a strong position, with excellent sales momentum, good pricing and attractive growth opportunities in all of our markets.  We continue to invest in key drivers for growth including product innovation, digital technology and talent to further improve our competitive position.  Our efficiency initiative to leverage our technology in order to simplify and automate processes and reduce complexity is progressing well, and we recently raised our savings target from that work to $325 million.  We also continue to enhance our business model, as reflected in our recent actions, focusing our resources on those markets and customers where we can deliver the best results, lowest operating costs and more sustainable operations through our premium product and service approach. We believe these actions build a better, stronger Ecolab and bolster our ability to sustain consistent, superior growth this year and for the future.”

Fourth Quarter and Full Year 2018 Consolidated Results

Ecolab's fourth quarter reported sales increased 3% and fixed currency sales increased 6%. Acquisition and divestiture adjusted fixed currency sales increased 6% when compared to the prior year.

Fourth quarter 2018 reported operating income decreased 4% and fixed currency operating income decreased 2%; both include the impact of special charges, which primarily relate to the efficiency initiative previously announced. Special charges in 2017 also included a gain from the divestiture of our Equipment Care business.  Adjusted fixed currency operating income increased 7%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

Other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, increased 18% reflecting the expected return on higher pension assets.

The reported income tax rate for the fourth quarter of 2018 was 27.0% compared with the reported rate of a negative 3.7% in the fourth quarter of 2017.  Subsequent to the February 4, 2019 fourth quarter earnings guidance, an incremental discrete tax charge of $37 million was recorded in our fourth quarter 2018 financial statements.  This charge related to an adjustment for prior year tax returns.  The 2017 reported tax rate was primarily impacted by the U.S. Tax Cuts and Jobs Act, which resulted in a benefit from remeasuring U.S. deferred tax assets and liabilities at the lower enacted U.S. tax rate, partially offset by expense from the tax on deemed repatriated earnings of foreign subsidiaries. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 19.9% in the fourth quarter of 2018 compared with 23.3% for the same period last year. The decrease in the adjusted tax rate was primarily driven by a lower U.S. tax rate and global tax planning strategies.

Fourth quarter 2018 reported net income attributable to Ecolab decreased 30%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 11%.

Reported diluted earnings per share decreased 30%. Adjusted diluted earnings per share rose 12% when compared against fourth quarter 2017. Currency translation had a $0.05 unfavorable impact on fourth quarter 2018 adjusted diluted earnings per share.

For the full year, reported 2018 diluted earnings per share of $4.88 included special gains and charges and discrete tax items. Excluding these items, 2018 adjusted diluted earnings per share were $5.25.

These results are preliminary until our financial statements are filed in our 2018 Form 10-K.

Ecolab reacquired 1.6 million shares of its common stock during the fourth quarter of 2018.

Fourth Quarter 2018 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,461.0	$ 1,352.1	8%	8%
Operating income	240.2	229.1	5%	5%
Operating income margin	16.4%	16.9%
Acq. adj. operating income margin	16.6%	17.0%

Public currency
Sales	$ 1,381.0	$ 1,322.2	4%
Operating income	224.2	223.2	0%

Global Industrial acquisition adjusted fixed currency sales rose 8% with strong growth in Water, Paper, Food & Beverage and Life Sciences. All regions showed good sales growth.  Acquisition adjusted fixed currency operating income increased 5% as improved pricing, sales volume gains and cost savings more than offset continued higher delivered product costs and investments in the business.

Global Institutional

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,334.0	$ 1,263.7	6%	5%
Operating income	283.7	259.8	9%	9%
Operating income margin	21.3%	20.6%
Acq. adj. operating income margin	21.3%	20.6%

Public currency
Sales	$ 1,290.5	$ 1,242.5	4%
Operating income	276.7	256.4	8%

Global Institutional acquisition adjusted fixed currency sales grew 5% led by Specialty and Institutional. Sales for the segment showed good growth in North America, Asia Pacific and Latin America. Acquisition adjusted fixed currency operating income rose 9% as pricing, sales volume gains and cost savings more than offset investments in the business and higher delivered product costs.

Global Energy

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 911.1	$ 875.1	4%	5%
Operating income	102.1	103.3	(1)%	(1)%
Operating income margin	11.2%	11.8%
Acq. adj. operating income margin	11.2%	12.0%

Public currency
Sales	$ 870.8	$ 868.2	0%
Operating income	95.7	101.0	(5)%

Global Energy acquisition adjusted fixed currency sales increased 5%.  Upstream sales showed modest gains with continued good growth in the well stimulation business and a modest production sales gain; production results in part reflect the previously discussed comparison against a strong period last year that was positively impacted by large initial shipments for the startup of a customer field. Downstream sales showed strong growth. Acquisition adjusted fixed currency operating income decreased 1% as pricing, volume gains and cost savings were more than offset by higher delivered product costs.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 225.0	$ 219.9	2%	7%
Operating income	46.6	39.8	17%	19%
Operating income margin	20.7%	18.1%
Acq. adj. operating income margin	21.1%	19.0%

Public currency
Sales	$ 218.2	$ 216.1	1%
Operating income	45.2	39.1	16%

Other segment acquisition adjusted fixed currency sales increased 7% with strong gains in both Pest Elimination and Colloidal Technologies, led by North America. Acquisition adjusted fixed currency operating income increased 19% as pricing and sales volume gains more than offset increased field and input costs. The Equipment Care business was sold on November 1, 2017.

Corporate

Corporate expense includes amortization expense of $41 million in the fourth quarter of 2018 and $44 million in the fourth quarter of 2017 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $19 million ($14 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the fourth quarter of 2017 were a net gain of $34 million ($3 million after tax) primarily due to the divested Equipment Care business.

Spin off of Upstream Energy Business

Ecolab previously announced its intention to spin off its Upstream Energy business as a standalone publicly-traded company.  The Upstream Energy business currently operates within the Energy segment.  The separation transaction is expected to be a tax-free spin-off to U.S. shareholders for U.S. federal income tax purposes. For the full year 2018, Upstream Energy unaudited sales were $2.4 billion with unaudited operating income of approximately $170 million.  Ecolab currently expects that the transaction will be completed by mid-2020. Acquisition adjusted sales for the Upstream Energy business, which represents approximately 70% of Energy segment sales, grew 4% in the fourth quarter with continued good growth in the well stimulation business and a modest production sales gain; production results in part reflect the previously discussed comparison against a strong period last year that was positively impacted by large initial shipments for the startup of a customer field. Ecolab intends to continue to operate Downstream, the remaining business within the Energy segment, which represents approximately 30% of segment sales.  Downstream sales increased 7% in the fourth quarter.

Ecolab Efficiency Initiative Target Increased

Ecolab also previously announced that it has raised the goal for its efficiency initiative to $325 million from the previous goal of $200 million. These additional savings are expected to build through 2019 with greater impact in 2020 and 2021, when they are expected to cover expected stranded costs of approximately $70 million for Ecolab and public company costs of $35 million for Upstream Energy.

Business Outlook

The outlook provided below is for consolidated Ecolab operations and does not reflect impacts from the planned separation of the Upstream Energy business.  The tax rate forecasts are based on our interpretation of existing tax rules; potential future tax rule guidance, including regulations not yet issued, could impact the forecasted tax rates.

2019

Ecolab expects full year 2019 adjusted diluted earnings per share in the $5.80 to $6.00 range, rising 10% to 14% over 2018.

When compared with our 2018 performance, we expect continued good acquisition adjusted fixed currency sales growth in all of our segments. We look for improving adjusted gross margin as volume gains, pricing and cost efficiency actions more than offset moderating higher delivered product cost increases, with a lower SG&A ratio to sales, similar other income and interest expense, and a slightly higher adjusted tax rate versus 2018.

We expect special charges in 2019 to be $0.35 to $0.45 per share principally related to the previously announced efficiency initiative, planned Upstream Energy spin-off and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have a $0.08 unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	41% to 42%
SG&A % of Sales	26% to 27%
Other income and expense	approx. $80 million
Interest expense, net	approx. $220 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.06
Adjusted EPS, excluding special gains and charges	$5.80 to $6.00
Diluted shares	approx. 291 million

Reported 2018 diluted earnings per share of $4.88 included special gains and charges and discrete tax items. Excluding these items, 2018 adjusted diluted earnings per share were $5.25.

2019 — First Quarter

Ecolab expects first quarter 2019 adjusted diluted earnings per share in the $0.98 to $1.06 range, rising 8% to 16% compared with adjusted diluted earnings per share of $0.91 a year ago.

We expect solid acquisition adjusted fixed currency sales growth in all our segments. Volume gains and higher pricing are expected to more than offset higher delivered product costs in the quarter.  We expect a slightly lower consolidated gross margin and lower SG&A ratio to sales than last year, with similar other income, lower interest expense and a lower adjusted tax rate.

We expect special charges in the first quarter of 2019 to be $0.05 to $0.10 per share principally related to the aforementioned efficiency initiative, planned Upstream Energy spin-off and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be unfavorable $0.04 per share in the first quarter.

Our detailed outlook for the first quarter of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 40%
SG&A % of Sales	28% to 29%
Other income and expense	approx. $20 million
Interest expense, net	approx. $55 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$0.98 to $1.06
Diluted shares	approx. 292 million

Reported first quarter 2018 diluted earnings per share of $0.84 included special gains and charges and discrete tax items. Excluding these items, first quarter 2018 adjusted diluted earnings per share were $0.91.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $15 billion and 49,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including 2018 tax expense and earnings per share, forecasted 2019 first quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, foreign currency, special gains and charges and quantifiable discrete tax items; and amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or not at all, the 2018 financial information remains subject to audit procedures and the completion of such procedures could result in adjustments,  and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; the possibility that the proposed spin-off will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors, including the possibility that various closing conditions for the spin-off may not be satisfied; the potential disruption to our business in connection with the proposed spin-off; the potential that the Upstream Energy business and Ecolab do not realize all of the expected benefits of the spin-off; that the spin-off may be more difficult, time consuming or costly than expected; the failure of the spin-off to qualify for the expected tax treatment; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales

•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted interest expense
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

The Upstream Energy financial information is unaudited and subject to final adjustments as we prepare the carve-out financial statements associated with the spin-off.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2018	2017	Change	2018	2017	Change

Product and equipment sales	$ 3,107.1	$ 3,024.9		$ 12,128.6	$ 11,431.8
Service and lease sales	653.4	624.1		2,539.6	2,404.1
Net sales	3,760.5	3,649.0	3%	14,668.2	13,835.9	6%
Product and equipment cost of sales	1,820.9	1,743.8		7,078.5	6,576.9
Service and lease cost of sales	395.9	385.2		1,547.4	1,487.3
Cost of sales (1)	2,216.8	2,129.0	4%	8,625.9	8,064.2	7%
Selling, general and administrative expenses	948.8	962.4	(1)%	3,968.6	3,825.3	4%
Special (gains) and charges (1)	13.0	(51.6)		126.7	(3.7)
Operating income	581.9	609.2	(4)%	1,947.0	1,950.1	0%
Other (income) expense	(19.9)	(16.8)	18%	(79.9)	(67.3)	19%
Interest expense, net	53.9	77.8	(31)%	222.3	255.0	(13)%
Income before income taxes	547.9	548.2	0%	1,804.6	1,762.4	2%
Provision for income taxes	147.7	(20.2)	(831)%	364.3	243.8	49%
Net income including noncontrolling interest	400.2	568.4	(30)%	1,440.3	1,518.6	(5)%
Net income attributable to noncontrolling interest	5.1	5.8		11.2	14.0
Net income attributable to Ecolab	$ 395.1	$ 562.6	(30)%	$ 1,429.1	$ 1,504.6	(5)%

Earnings attributable to Ecolab per common share
Basic	$ 1.37	$ 1.95	(30)%	$ 4.95	$ 5.20	(5)%
Diluted	$ 1.35	$ 1.92	(30)%	$ 4.88	$ 5.12	(5)%

Weighted-average common shares outstanding
Basic	288.0	289.1	0%	288.6	289.6	0%
Diluted	292.2	293.6	0%	292.8	294.0	0%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2018	2017		2018	2017

Cost of sales
Restructuring activities	5.8	2.4		12.1	4.6
Acquisition and integration activities	-	0.3		(0.6)	13.2
Other	-	15.1		(2.2)	26.2
Subtotal (a)	5.8	17.8		9.3	44.0

Special (gains) and charges
Restructuring activities	7.1	5.3		89.4	39.9
Acquisition and integration activities	4.1	2.7		8.8	15.4
Gain on sale of business	-	(46.1)		-	(46.1)
Venezuela related activities	-	(3.0)		-	(11.5)
Other	1.8	(10.5)		28.5	(1.4)
Subtotal	13.0	(51.6)		126.7	(3.7)

Interest expense, net	0.3	21.9		0.3	21.9

Total special (gains) and charges	$19.1	$(11.9)		$136.3	$62.2

(a) Special (gains) and charges of $5.8 million and $17.8 million in the fourth quarter of 2018 and 2017, respectively and $9.3 million and $44.0 million for the twelve months ended December 31, 2018 and 2017, respectively, were recorded in product and equipment cost of sales

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 1,461.0	$ 1,352.1	8%	$ 1,381.0	$ 1,322.2	4%
Global Institutional	1,334.0	1,263.7	6%	1,290.5	1,242.5	4%
Global Energy	911.1	875.1	4%	870.8	868.2	0%
Other	225.0	219.9	2%	218.2	216.1	1%
Subtotal at fixed currency rates	3,931.1	3,710.8	6%	3,760.5	3,649.0	3%
Currency impact	(170.6)	(61.8)	*	-	-	*
Consolidated reported GAAP net sales	$ 3,760.5	$ 3,649.0	3%	$ 3,760.5	$ 3,649.0	3%

Operating Income
Global Industrial	$ 240.2	$ 229.1	5%	$ 224.2	$ 223.2	0%
Global Institutional	283.7	259.8	9%	276.7	256.4	8%
Global Energy	102.1	103.3	(1)%	95.7	101.0	(5)%
Other	46.6	39.8	17%	45.2	39.1	16%
Corporate	(61.0)	(11.0)	*	(59.9)	(10.5)	*
Subtotal at fixed currency rates	611.6	621.0	(2)%	581.9	609.2	(4)%
Currency impact	(29.7)	(11.8)	*	-	-	*
Consolidated reported GAAP operating income	$ 581.9	$ 609.2	(4)%	$ 581.9	$ 609.2	(4)%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 5,462.4	$ 5,106.8	7%	$ 5,286.5	$ 4,918.0	7%
Global Institutional	5,204.5	4,910.0	6%	5,098.5	4,776.2	7%
Global Energy	3,501.8	3,281.7	7%	3,421.1	3,230.0	6%
Other	877.6	931.5	(6)%	862.1	911.7	(5)%
Subtotal at fixed currency rates	15,046.3	14,230.0	6%	14,668.2	13,835.9	6%
Currency impact	(378.1)	(394.1)	*	-	-	*
Consolidated	$ 14,668.2	$ 13,835.9	6%	$ 14,668.2	$ 13,835.9	6%

Operating Income
Global Industrial	$ 768.1	$ 758.5	1%	$ 736.9	$ 727.9	1%
Global Institutional	1,026.9	979.8	5%	1,010.6	964.3	5%
Global Energy	358.5	336.1	7%	345.4	327.7	5%
Other	161.3	142.5	13%	158.7	140.3	13%
Corporate	(307.1)	(213.9)	*	(304.6)	(210.1)	*
Subtotal at fixed currency rates	2,007.7	2,003.0	0%	1,947.0	1,950.1	0%
Currency impact	(60.7)	(52.9)	*	-	-	*
Consolidated	$ 1,947.0	$ 1,950.1	0%	$ 1,947.0	$ 1,950.1	0%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2018	2017
Assets
Current assets
Cash and cash equivalents	$ 114.7	$ 211.4
Accounts receivable, net	2,662.5	2,571.4
Inventories	1,546.4	1,446.5
Other current assets	354.1	365.0
Total current assets	4,677.7	4,594.3

Property, plant and equipment, net	3,836.0	3,707.1
Goodwill	7,078.0	7,167.1
Other intangible assets, net	3,797.7	4,017.6
Other assets	685.1	477.4
Total assets	$ 20,074.5	$ 19,963.5

Liabilities and Equity
Current liabilities
Short-term debt	$ 743.6	$ 564.4
Accounts payable	1,255.6	1,177.1
Compensation and benefits	579.7	549.4
Income taxes	100.6	183.6
Other current liabilities	1,006.1	1,000.7
Total current liabilities	3,685.6	3,475.2

Long-term debt	6,301.6	6,758.3
Postretirement health care and pension benefits	944.3	1,025.5
Deferred income taxes	764.6	635.4
Other liabilities	324.8	415.3
Total liabilities	12,020.9	12,309.7

Equity
Common stock	357.0	354.7
Additional paid-in capital	5,633.2	5,435.7
Retained earnings	8,909.5	8,011.6
Accumulated other comprehensive loss	(1,761.7)	(1,643.4)
Treasury stock	(5,134.8)	(4,575.0)
Total Ecolab shareholders’ equity	8,003.2	7,583.6
Noncontrolling interest	50.4	70.2
Total equity	8,053.6	7,653.8
Total liabilities and equity	$ 20,074.5	$ 19,963.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,760.5	$ 3,649.0	$ 14,668.2	$ 13,835.9
Effect of foreign currency translation	170.6	61.8	378.1	394.1
Non-GAAP fixed currency sales	3,931.1	3,710.8	15,046.3	14,230.0
Effect of acquisitions and divestitures	(29.7)	(30.9)	(189.2)	(208.7)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,901.4	$ 3,679.9	$ 14,857.1	$ 14,021.3

Cost of sales
Reported GAAP cost of sales	$ 2,216.8	$ 2,129.0	$ 8,625.9	$ 8,064.2
Special (gains) and charges	5.8	17.8	9.3	44.0
Non-GAAP adjusted cost of sales	$ 2,211.0	$ 2,111.2	$ 8,616.6	$ 8,020.2

Gross margin
Reported GAAP gross margin	41.1%	41.7%	41.2%	41.7%
Non-GAAP adjusted gross margin	41.2%	42.1%	41.3%	42.0%

Operating income
Reported GAAP operating income	$ 581.9	$ 609.2	$ 1,947.0	$ 1,950.1
Effect of foreign currency translation	29.7	11.8	60.7	52.9
Non-GAAP fixed currency operating income	611.6	621.0	2,007.7	2,003.0
Special (gains) and charges	18.8	(33.8)	136.0	40.3
Non-GAAP adjusted fixed currency operating income	630.4	587.2	2,143.7	2,043.3
Effect of acquisitions and divestitures	(0.9)	(0.8)	(9.8)	(8.7)
Non-GAAP acquisition adjusted fixed currency operating income	$ 629.5	$ 586.4	$ 2,133.9	$ 2,034.6

Operating income margin
Reported GAAP operating income margin	15.5%	16.7%	13.3%	14.1%
Non-GAAP adjusted fixed currency operating income margin	16.0%	15.8%	14.2%	14.4%

Interest expense, net
Reported GAAP interest expense, net	$ 53.9	$ 77.8	$ 222.3	$ 255.0
Special (gains) and charges, after tax	0.3	21.9	0.3	21.9
Non-GAAP adjusted interest expense, net	$ 53.6	$ 55.9	$ 222.0	$ 233.1

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2018	2017	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 395.1	$ 562.6	$ 1,429.1	$ 1,504.6
Special (gains) and charges, after tax	14.1	2.8	102.8	56.0
Discrete tax net expense (benefit)	39.9	(160.0)	4.7	(184.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 449.1	$ 405.4	$ 1,536.6	$ 1,376.4

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.35	$ 1.92	$ 4.88	$ 5.12
Special (gains) and charges, after tax	0.05	0.01	0.35	0.19
Discrete tax net expense (benefit)	0.14	(0.54)	0.02	(0.63)
Non-GAAP adjusted diluted EPS	$ 1.54	$ 1.38	$ 5.25	$ 4.68

Provision for Income Taxes
Reported GAAP tax rate	27.0%	(3.7)%	20.2%	13.8%
Special gains and charges	0.0	(2.8)	0.3	(0.1)
Discrete tax items	(7.1)	29.8	(0.2)	10.1
Non-GAAP adjusted tax rate	19.9%	23.3%	20.3%	23.8%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended December 31
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,461.0	($15.8)	$ 1,445.2	$ 1,352.1	($8.4)	$ 1,343.7
Global Institutional	1,334.0	(6.1)	1,327.9	1,263.7	-	1,263.7
Global Energy	911.1	(0.1)	911.0	875.1	(6.5)	868.6
Other	225.0	(7.7)	217.3	219.9	(16.0)	203.9
Subtotal at fixed currency rates	3,931.1	(29.7)	3,901.4	3,710.8	(30.9)	3,679.9
Currency impact	(170.6)			(61.8)
Consolidated reported GAAP net sales	$ 3,760.5			$ 3,649.0

Operating Income
Global Industrial	$ 240.2	($0.2)	$ 240.0	$ 229.1	($0.2)	$ 228.9
Global Institutional	283.7	(0.2)	283.5	259.8	-	259.8
Global Energy	102.1	0.3	102.4	103.3	0.6	103.9
Other	46.6	(0.8)	45.8	39.8	(1.2)	38.6
Corporate	(42.2)	-	(42.2)	(44.8)	-	(44.8)
Adjusted at fixed currency rates	630.4	(0.9)	629.5	587.2	(0.8)	586.4
Special (gains) and charges	18.8			(33.8)
Reported OI at fixed currency rates	611.6			621.0
Currency impact	(29.7)			(11.8)
Consolidated reported GAAP operating income	$ 581.9			$ 609.2

	Year Ended December 31
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 5,462.4	($83.8)	$ 5,378.6	$ 5,106.8	($27.9)	$ 5,078.9
Global Institutional	5,204.5	(62.6)	5,141.9	4,910.0	(0.1)	4,909.9
Global Energy	3,501.8	(0.5)	3,501.3	3,281.7	(26.6)	3,255.1
Other	877.6	(42.3)	835.3	931.5	(154.1)	777.4
Subtotal at fixed currency rates	15,046.3	(189.2)	14,857.1	14,230.0	(208.7)	14,021.3
Currency impact	(378.1)			(394.1)
Consolidated reported GAAP net sales	$ 14,668.2			$ 13,835.9

Operating Income
Global Industrial	$ 768.1	($3.7)	$ 764.4	$ 758.5	$ 0.4	$ 758.9
Global Institutional	1,026.9	(3.8)	1,023.1	979.8	(0.1)	979.7
Global Energy	358.5	1.9	360.4	336.1	(0.3)	335.8
Other	161.3	(4.2)	157.1	142.5	(8.7)	133.8
Corporate	(171.1)	-	(171.1)	(173.6)	-	(173.6)
Adjusted at fixed currency rates	2,143.7	(9.8)	2,133.9	2,043.3	(8.7)	2,034.6
Special (gains) and charges	136.0			40.3
Reported OI at fixed currency rates	2,007.7			2,003.0
Currency impact	(60.7)			(52.9)
Consolidated reported GAAP operating income	$ 1,947.0			$ 1,950.1

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (4)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7 million was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one-time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(4) Discrete tax expense (benefits) includes $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.